Exhibit 10.2
STEAMLINE HEALTH SOLUTIONS, INC.
Employment Agreement between Streamline Health, Inc. and Gary M. Winzenread Dated July 2, 2007
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is entered into between Streamline Health, Inc. and Gary Winzenread (“Employee”), based on the following terms and conditions:
Term of Employment. This Agreement establishes a contract for employment-at-will and is effective as of the date that it becomes signed by both parties. During the first 90 days after Employee begins working for Streamline Health, Inc. under this Agreement (“Initial Period”), employment may be terminated by Streamline Health for any reason or no reason immediately upon written notice. Employment may be terminated by Streamline Health after the Initial Period, or by Employee at any time, for any reason or no reason on 14 days’ prior written notice. Employee acknowledges that continued employment with Streamline Health, Inc. is not guaranteed.
Employment Responsibilities. Employee shall be employed in the capacity and in the location identified in the offer letter a copy of which is attached to this Agreement (“Offer Letter”). Streamline Health reserves the right to modify Employee’s employment duties and employment location in accordance with Streamline Health’s needs. While employed by Streamline Health, Employee shall not render any services of a business nature to any other person or entity, for compensation, without the prior written consent of Streamline Health. Such consent shall not be unreasonably withheld.
Compensation. Beginning with Employee’s first day of work for Streamline Health, Employee shall earn compensation as set forth in the Offer Letter. Employee’s compensation shall be subject to change based upon merit and/or modification of Employee’s duties as determined by Streamline Health. Base salary shall be payable in semi-monthly installments. Any applicable bonuses, commissions, or other compensation shall be paid in accordance with the applicable compensation plan. Employee authorizes Streamline Health to withhold from any compensation or other payments due to Employee any amounts rightfully owed by Employee to Streamline Health.
Employee Benefits. Employee shall be entitled to participate in the employee benefit plans made available by Streamline Health in accordance with the terms and conditions of such benefit plans; provided, however, that any benefits made available to Employee during the course of employment shall not be considered to be a vested right, unless specifically so provided by the applicable benefit plan. Employee shall also be entitled to vacation, holidays, and other paid time off in accordance with Streamline Health’s applicable then-current policies, which are subject to change, at Streamline Health’s sole discretion, without prior notice. Depending on Employee’s status of employment, Employee may not be entitled to any benefits. The

Employee Handbook summarizes the employee benefits and policies presently offered by Streamline Health. The Employee Handbook is provided for informational purposes only, is subject to modification at Streamline Health’s discretion, is not part of this Agreement, and does not constitute a contract between Streamline Health and Employee.
Employee Research and Development. Employee shall promptly and fully disclose to Streamline Health any and all ideas, concepts, techniques, inventions, processes, developments, improvements, innovations, discoveries, and/or works of authorship, conceived, developed, or created by Employee, either solely or jointly with others, during the course of Employee’s employment with Streamline Health (collectively, “Work Product”). All Work Product and all related copyrights, patents, trade secrets, and other intellectual property rights (collectively, “Intellectual Property”) shall be the exclusive property of Streamline Health. Employee automatically assigns to Streamline Health, its successors, assigns, or nominees, at the time of creation of the Work Product, all of Employee’s right, title, and interest in the Work Product and the Intellectual Property, without any requirement of further consideration. In addition, Employee waives all moral rights and similar rights in the Work Product and the Intellectual Property. Employee shall take all further actions, including execution and delivery of documents, necessary or appropriate to give effect to the provisions of this Section 5.
Nondisclosure Obligations.
1.1	Trade Secrets and Confidential Business Information. Employee acknowledges that during Employee’s employment with Streamline Health, Inc., Employee will receive, develop, or otherwise acquire, information concerning trade secrets and other confidential business information belonging to Streamline Health, its affiliated companies, its customers, and other third parties with whom Streamline Health does business. For purposes of this Agreement, trade secrets and confidential business information shall include, but shall not be limited to, software systems, product specifications, technical information, ideas, know-how, product plans, business plans, market research, processes, procedures, pricing, business affairs, financial information, customer lists and data, customer agreements, customers’ information, supplier agreements, and suppliers’ information. During and after employment with Streamline Health, Employee shall not disclose and shall not give access to the trade secrets or confidential business information of Streamline Health, its affiliated companies, customers, or other third parties with whom Streamline Health does business, to any third party; and shall not use such information in any way, except in the course of performing Employee’s duties with Streamline Health or as otherwise authorized in writing by Streamline Health.

1.2	Protected Health Information. Employee acknowledges that Streamline Health does business with various health care organizations, and, as a result, Employee may have access to Protected Health Information, as defined below, that is required to be kept confidential in accordance with the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder, as the same may be amended from time to time, (collectively, “HIPAA”). “Protected Health Information” or “PHI” means information transmitted by or maintained in electronic media or any other form or medium, including demographic information collected from an individual, that (a) relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present, or future payment for the provision of health care to an individual; (b) identifies the individual, or with respect to which, there is a reasonable basis for believing that the information can be used to identify the individual; and (c) is received by Employee from or on behalf of Streamline Health or a Streamline Health customer or supplier, or is created by Employee, or is made accessible to Employee by Streamline Health or a Streamline Health customer or supplier. Employee shall maintain the privacy, security, and confidentiality of all PHI, in accordance with HIPAA and this Agreement.

1.3	Particular Obligations. Without limiting in any way the obligations set forth in Paragraphs 1.1 and 1.2 above and their general application, Employee shall protect the trade secrets, confidential business information, and PHI by:
1.3.1	Always using such information only for the purpose of performing Employee’s employment duties.

1.3.2	Never sharing user ID’s, passwords, dial-in phone numbers, and other access information with any unauthorized person, or storing such access information in a location accessible to unauthorized persons.

1.3.3	Never accessing such information for Employee’s or any third party’s personal curiosity, interest, or advantage.

1.3.4	Always limiting disclosure of and access to such information to only those having the legal authority to see and the need to know such information.

1.3.5	Always storing information in a place physically secure from unauthorized access.

1.3.6	Never removing such information from the work area without proper authorization.

1.3.7	When disposal of such information is necessary and allowed, always disposing of it using a Streamline Health-approved method of disposal, e.g., shredding it in a shredder, and never disposing of it in wastebaskets or recycling bins without first shredding it in a shredder.

1.3.8	Always reporting to Streamline Health’s Human Resources Department any acts or omissions by Employee or any other person that are contrary to HIPAA or the provisions of this Agreement.

1.3.9	Always complying with the then-current policies and procedures instituted by Streamline Health to protect such information.

1.4	Survival. The obligations under this Section 0 shall survive termination of this Agreement.
Restrictive Covenant. During the course of employment and for a period of one year following the termination of this Agreement, whether terminated by Streamline Health or Employee, Employee shall not:
1.5	Enter into or engage in competition with the business of Streamline Health or its affiliated companies, directly or indirectly, either as an employee, independent contractor, consultant, partner, joint venturer, sole proprietor, officer, director, or significant shareholder of any business or organization doing business in competition with the business of Streamline Health or its affiliated companies;

1.6	Call on, solicit, or attempt to take away any customers, potential customers, or suppliers of Streamline Health or its affiliated companies on whom Employee called or with whom Employee became acquainted during Employee’s employment with Streamline Health; or

1.7	Solicit or attempt to persuade other employees or contractors of Streamline Health or its affiliated companies to leave their employment, or employ or otherwise retain such employees or contractors, directly or indirectly.
Return of Streamline Health Property. Upon the termination of this Agreement, Employee shall surrender to Streamline Health all software, documents, records, files, equipment, diskettes, tapes, and other materials of any type whatsoever, as well as any copies of them, in Employee’s possession belonging to Streamline Health, its affiliated companies, its customers and potential customers, or its suppliers, agents, licensors, and licensees. In addition to all legal remedies Streamline Health has, if Employee fails to return any such property to Streamline Health, Employee authorizes Streamline Health to withhold from any payments due to Employee an amount equal to the then fair market value of the property not returned, until such time as the property is returned.
General.
1.8	Employee Breach. Employee acknowledges that a breach of Employee’s employment obligations may result in irreparable harm to Streamline Health, entitling Streamline Health to injunctive relief, in addition to any other available legal remedies, including the recovery of monetary damages from Employee.

1.9	Employee Warranty. Employee warrants that Employee’s acceptance of employment with Streamline Health does not constitute a breach of any agreement, including any prior employment agreement of Employee.

1.10	Waiver. The failure of either party to act upon any right, remedy, or breach of this Agreement shall not constitute a waiver of that or any other right, remedy, or breach. No waiver shall be effective unless made in writing and signed by the waiving party.

1.11	Dispute Resolution and Governing Law. All disputes involving a claim for money damages arising out Employee’s employment, whether based in contract, tort, or statutory law, shall be resolved exclusively by arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association to be held in Cincinnati, Ohio. The arbitrator may award damages only for actual losses suffered by the injured party. The prevailing party in any arbitration or litigation proceedings related to this Agreement shall be entitled to an award of reasonable legal fees. This Agreement, including any dispute resolution proceedings under it, shall be governed by and construed in accordance with the laws of the State of Ohio, excluding its conflict of laws principles.

1.12	Provisions Severable. The provisions of this Agreement are severable. If any provision is held to be invalid, unenforceable, or void, the remaining provisions shall not as a result be invalidated.

1.13	Voluntary Agreement. Employee represents that Employee has read and understands this Agreement and has been given the opportunity to consult with legal counsel concerning the terms of this Agreement.

1.14	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the parties with respect to Employee’s employment and supersedes any and all other previous agreements related to such employment. The Offer Letter is incorporated into and made a part of this Agreement by reference. Except as otherwise provided in this Agreement, this Agreement may not be amended, in whole or in part, except by a writing that specifically references this Agreement and is signed by the parties.

Employee		Streamline Health, Inc.

By:	/s/ Gary Winzenread	By:	/s/ Paul W. Bridge, Jr.

	(Signature)		(Signature)

	Gary Winzenread		Paul W. Bridge, Jr.

	(Name Typed or Printed)		(Name Typed or Printed)

	6/19/07		Director, Human Resources

	(Date)		(Title)

2 JULY 07

(Date)
[Attachment: Copy of signed Offer Letter]

June 5, 2007
Mr. Gary Winzenread
7315 Charter Cup Lane
West Chester, Ohio 45069
Dear Mr. Winzenread:
It is with great pleasure that we extend to you this formal offer of employment. The offer is as follows:

1.	Position:	Vice President-Product Strategy in our corporate office, reporting to Brian Patsy.

2.	Status:	Full time

3.	Start Date:	June 18, 2007

4.	Compensation:	$175,000 annually, to be paid semimonthly on the 15th and last days of the month and an annual bonus target amount of up to $50,000.

5.	Benefits:	Eligibility to participate in our medical, dental, and disability insurance benefit plans, our flexible spending account plan, our 401(k) plan, and our employee stock purchase plan under the current requirements of the plans. A brief Summary of Benefits is enclosed. You will also be provided an automobile allowance of $400.00 per month.

6.	Paid Time Off:	Vacation, holidays, and other paid time off in accordance with our standard policies, with the following exceptions:
•	Effective your first day of employment, you will earn vacation at the rate of four (4) weeks per year.

7.	Enclosures:	The following policies are enclosed and must be read and the acknowledgement returned (only return the signed acknowledgement and keep the policies for your records) with the signed Employee Agreement. :
•	Streamline Health, Inc. Systems Inc. Code of Conduct and Ethics

•	Corporate Policy Statement Regarding Disclosure & Confidentiality

•	Insider Trading Guidelines

•	Streamline Health, Inc. Corporate Security Policy.

You will be subject to a background security check. Continued employment may be contingent upon the results of the check.
Please accept this offer by signing and returning the two enclosed Employment Agreement originals, the Acknowledgement pages for the Code of Ethics, the Corporate Policy Statement Regarding Disclosure and Confidentiality, the Insider Trading Guidelines, and the Corporate Security Policy to Cheryl Fritz, Human Resources Department, in the self-addressed envelope. In order to prepare for your arrival at Streamline Health, please call (513) 794-7200 and notify the Human Resources department that you have accepted the offer. This offer is open for acceptance for seven days after the date of this letter. If this offer is accepted please remember to bring your social security card and birth certificate or driver’s license on your first day of employment. We look forward to hearing from you.
Sincerely,
STREAMLINE HEALTH, INC.
/s/ Paul W. Bridge, jr.
By: Paul W. Bridge, Jr.
Director, Human Resources
cc: Brian Patsy